Exhibit 8.1

August 3, 2005

Centennial Bank Holdings, Inc.,

        1331 Seventeenth Street, Suite 300,

                Denver, Colorado 80202.

Ladies and Gentlemen:

We have acted as counsel to Centennial Bank Holdings, Inc., a bank holding company organized under the laws of the State of Delaware (“Centennial”), in connection with the planned merger (the “Merger”) of First MainStreet Financial, Ltd, a bank holding company organized under the laws of the State of Colorado (“First MainStreet”), with and into Centennial, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of December 20, 2004, by and between Centennial and First MainStreet as described in the Joint Proxy Statement-Prospectus of Centennial and First MainStreet (the “Joint Proxy Statement-Prospectus”), which is part of the Registration Statement on Form S-4 of Centennial filed in connection with the Merger. All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Merger will be completed in the manner set forth in the Agreement and the Joint Proxy Statement-Prospectus; and

(ii) The representations contained in the letters of representation from Centennial and First MainStreet to us, both dated August 3, 2005 were true and complete when made and will be true and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent.

Centennial Bank Holdings, Inc.	–2–

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law which may change prior to the Effective Time, that:

(i) The Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii) Each of Centennial and First MainStreet will be a party to the reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

We hereby consent to the reference to us under the heading “Material United States Federal Income Tax Consequences” in the Joint Proxy Statement-Prospectus and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SULLIVAN & CROMWELL